TRANSCRIPT OF TELECONFERENCE CALL

Monday, June 23, 2003

MR. WILLARD: Good afternoon. It’s a privilege to be joining you today. Joining me today on the call will be Cary Metz, the company’s vice president and general counsel; Ed Lyons, the company’s senior vice president and chief financial officer; Pete Cotter, the company’s president and chief operating officer; and Mike McIlwain, the company’s vice president of finance.

I joined New World Pasta Company as its chief executive officer on May 5th, this year, and over the past few weeks, I have had the opportunity to look at our business. We have strong brands. We have a leadership position and the opportunity to achieve on many fronts, despite some tough challenges. I believe we have the people who can and will make New World Pasta successful.

Before we talk about that and before we talk about where we are on the completion of our financial statements, I’d like to briefly discuss the agenda for today’s telephone call.

First, Cary Metz, the company’s vice president and general counsel, will address the parameters of what we can and what we can’t discuss on this call. As Cary will more fully review, until New World Pasta issues financial statements, there are restrictions on the manner and the content of what we can discuss.

Then we will quickly move on to the more substantive part of this telephone call. I will lead off, followed by Ed Lyons, and then Pete Cotter. Our agenda today will provide background on some of our new team members, including myself, cover several developments since the company’s last telephone call with you, and update you as to the status of our financial statements.

I’ll begin by reviewing my background and update you on various operational and marketplace developments. I’ll also discuss some of the opportunities that I see for the company.

Next, our new senior vice president of finance and chief financial officer, Ed Lyons will take the phone. Ed will discuss his background, what Ed sees from his vantage point. He will also discuss where the company is in preparing our financial statements, the IT environment, which has, as you know, played a role in our inability to timely file our financial statements, and some information as to the company’s financial status.

Next then will be Pete Cotter, the company’s president and chief operating officer. Pete will outline his background and some of the focus that the company has on its operations and its cost structure.

Finally, we will wrap up the planned remarks and open the call up for questions. And with that, I’ll introduce Cary Metz, the company’s vice president and general counsel.

MR. METZ: Thank you, Wynn.

Good afternoon, everyone. Thank you for joining our call.

I want to take just a few minutes to discuss the context of the call and to explain the limitations that we have as a company in providing information to you at this time.

As all of you are aware, the company had announced on November 20, 2002, that it was unable to file its financial statements for the third quarter, 2002. Since that time, the company’s received an amendment to its bank facility and a waiver from the holders of the company’s 9 1/4 percent senior subordinated notes which permitted the company to file its third quarter 2002 financial statements, its 2002 annual report, and its first quarter financial statements for 2003 by May 31, 2003.

The company announced on June 2, 2003, that

our work on these financial statements is continuing, that we are working diligently on them, that we are not able to provide at this time a definitive timeline for the completion of our report. This is the context of this call, and it is this context that limits what we can discuss at this time.

First I need to point out that, as a result of regulation FD and other applicable laws and regulations, the company has very well defined disclosure obligations. One key obligation is that, once we have material information that is disclosed to anyone not subject to certain confidentiality obligations, that information must be promptly disclosed, broadly and publicly. For this reason, the discussion we will have today on this phone call will be recorded and then furnished to the SEC as part of a form 8-K.

Second, as discussed above, the company is continuing to prepare its financial statements. The company has also publicly stated that our objective in preparing our financial statements is to prepare them with accuracy and thoroughness. This means before we will release these statements they will need to be full and complete financial statements, not partial, not preliminary ones.

In view of the fact we are still working on our financial statements and that any financial information we will be able to provide today will be at best partial or preliminary, we will be able to provide today only limited financial information. We will be unable to provide today information to the company’s income or loss statements, most balance sheet information, and cash flow information. We will also not be in a position today to comment on our review of prior period financial reports.

We recognize that you and others are looking for this information. I can assure you the financial staff of New World Pasta is working hard to provide it but we will not be able to provide it piecemeal today.

Accordingly, there will be moments during this phone call where you will be told in response to questions you may have or otherwise that the information is not yet available. Until we’re in a position to release our complete financial statements, a question of partial or incomplete information is not appropriate.

Finally, you should be aware that this telephone call today may include forward-looking statements within the meaning of Section 27A of the

Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 as amended.

These forward-looking statements represent the company’s expectations and beliefs concerning future events, and such events involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this presentation are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the completion of the company’s required financial statements which could uncover additional adjustments in presently unknown areas, the preparation of restated historical financial statements as necessary, as well as those factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward-looking statements made in this presentation are qualified by these and other factors, risks, and uncertainties.

Having said all this, I know Wynn and others are looking forward to sharing with you what they can, but I will now turn the telephone over to Wynn.

MR. WILLARD: Thank you, Cary. First.

Let me introduce myself. As I said, I joined New World Pasta on May 5th this year after 20 years with notable firms in the food and packaged goods industries. Immediately prior to New World Pasta, I joined Hershey Foods two years ago as senior vice president and chief marketing officer. I arrived at Hershey to help create a brand marketing focus, improve the product mix, expand alternative channels, revamp the trade promotion structure, and increase the new advertising and new product activity. By year-end last year at Hershey, we had increased gross margins while simultaneously growing share.

Prior to Hershey, I spent over eight years with Nabisco, the final two until Nabisco sold to Kraft, as president and CEO of Nabisco, Limited, the Canadian subsidiary. The team I assembled there successfully installed an enterprise software system, achieved significant production savings, increased the sales growth of the highest profit cookies and cracker segment, and restored profit growth.

From 1995 to 1998 I led the turn-around of the Planters nut business at Nabisco. Sales increased double digits each year and profits multiplied several times after three years.

My earliest positions were in brand marketing with Richardson, Vicks, Proctor & Gamble and Cadbury Schweppes. These experiences have helped me develop my approach to managing change, generating growth, and creating value, and I believe they’re applicable to New World Pasta.

I’m here because I see the building blocks for success and I know this team and I can have an impact. New World Pasta has a strong business franchise, brands that are recognized and trusted by consumers and our trade customers alike and leading branded positions in the U.S. and Canadian markets.

I also see opportunities for improvement, and some of those continue progress underway, and others seek to change areas where our performance has been lacking. The company has had some triumphs since our last call with you as well as some challenges, and our call today will briefly report on both.

Allow me to start with the challenges. In November 2002 the company announced that it was not able to file its 10-Q for the third quarter and, subsequent to that, announced it would not be able to file its 10-K for the year 2002 on a timely basis. While most recently we were not able to complete production of those financial statements by our May 31st, 2003, timeline, we’re making good progress that Ed Lyons will elaborate on in a few minutes.

As I have dug into the genesis of the problem, I believe that two complex tasks, the installation of an enterprise software system, which began in January 2001 and the integration of the Borden pasta business, which was acquired in July 2001, combined to produce together a level of complexity which the company did not have, in hindsight, the resources to fully manage. The quality and visibility of business information were impaired following the enterprise software system start-up. Company resources that were to have been focused on a successful ERP installation and start-up were redeployed to the Borden acquisition when that strategic opportunity surfaced.

The Borden acquisition greatly expanded the infrastructure and operations of New World Pasta and its integration overlapped the enterprise software system. Complexity was multiplied when plant closings and distribution system adjustments to achieve acquisition synergies were introduced during the enterprise system start-up. Operationally, forecasting, product deployment, and order fill rates to customers were compromised; and financially, certain elements of inventory accounting and customer invoicing and, ultimately, the ability to produce financial statements were compromised.

With the arrival of new management beginning last November, the company has made progress on remedying these issues. Pete Cotter will review our numerous operational improvements later in this call. I’ll now review our progress in demand creation and people capability.

We have recently adjusted our pricing to be more competitive, and we believe this to be a positive for our ongoing business. Late last year, believing that wheat prices would increase significantly for 2003 and that paper packaging prices would escalate, the company increased prices by over 15 percent. By the start of the second quarter it became clear that significant wheat increases had not materialized and paper pricing, in combination with our own cost savings efforts, hadn’t increased as expected. Our IRI data reporting dollar sales from our grocery channel customers, after outpacing category growth for the year-to-date period through April 27, reversed direction in May to lag the category for that period by five percentage points.

As a result, we adjusted our prices effective June 9th, and while our price rollback will net us a very small price increase, we expect a return by and large to our pre-increase shelf prices by our customers based upon the strengths of our brands and their importance to the category. The rollback design also greatly simplifies our pricing structure which has been positively received as well. Our brand strength also permits us, after the decrease, and the puts and takes of the simplification to gain a 1- to 2-cent list price premium to our major competition. All of our top 20 customers are supporting our price adjustment, and at this time it appears all will enact the price decreases at the shelf in a timely manner to pass the savings on to their shoppers.

We also expect to create demand through new product activity. Our Healthy Harvest whole-wheat blend pasta introduced last year has been quietly successful, but our capacity has been limited and we will address that. We have marketed the product in Canada quite successfully, and it is at a 5 share of the market there, and we believe that that can be instructive to us here in the U.S.

We began shipping into test in the New York market last week a new Ronzoni dry filled pasta in 8.8-ounce stand-up bags. There are three varieties of tortellini that cook up in no more than 14 minutes and serve three to four people. And this product is sourced from one of our factories in Italy.

Finally, I’m announcing today an introduction to the New York market in September of a premium-priced imported line of more than 10 pasta items also under the Ronzoni trademark. This will be sold by our direct store delivery distributors and will be shelved separate from, and incremental to, our current products.

These new products will all push our average selling price higher. We sell a pound of regular spaghetti for 74 cents. Our imported line will sell for an average of a dollar per pound. Healthy Harvest sells for approximately a $1.29, and our Ronzoni dry filled pasta will sell for $3.16 per pound.

Finally, in addition to our demand creation efforts to build our base business turns and successfully add new products, we’re always looking at opportunities to expand our distribution. Overall we’re optimistic and anxious to compete vigorously and win.

In my first months, I’ve also added to the strengths to the team here at New World Pasta. Larry Kleinman has joined us as senior vice president and chief human resources officer, and Larry was most recently VP of Global HR at Campbell Soup and senior VP for SAP Americas. I will work with Larry and his team to ensure our people capabilities allow us to deliver against the opportunities before us. This will entail both development of current employees and successful recruiting as necessary.

Ed Lyons has joined us as senior vice president and chief financial officer. Immediately prior to New World Pasta, Ed was CFO of F. Schumacher & Company and before that CFO of SAP Americas. Prior to that, Ed spent over 20 years in finance and accounting positions at Nabisco. Ed, Larry, and I worked together on the Planters turn-around at Nabisco. And it’s a pleasure to now introduce Ed to you.

MR. LYONS: Good afternoon. And thank you, Wynn, and thank you, Cary.

First let me say it’s good to be back in the food business. I joined New World Pasta as its chief financial officer on June 2nd of this year. The majority of my career has been in the food business. I spent over

23 years working for Nabisco Foods in various financial and accounting positions within Nabisco’s different operating units, as well as the corporate finance group. My first CFO role came in 1992 in Nabisco in the Planters operating unit which was a great opportunity to work in a turn-around where profits and sales improved dramatically.

This was also the first opportunity to work closely with Wynn and his business approach of leading change to grow and create value. Clearly the results at Planters speak for themselves. My next CFO assignment in Nabisco was Nabisco International for two years until Nabisco was sold to Kraft Foods in 2000. In International we were successful in holding our costs flat, rationalizing our diverse product portfolio in Latin America, and with the purchase of United Biscuits, that gave us entry back into the less volatile European market.

Most recently I had been working for F. Schumacher & Company, a privately held, high end design company in the home fashions industry as CFO and treasurer.

Prior to that I worked in the software industry for a year as CFO of SAP Americas.

These experiences of 23 years of working in the food business, working for a small privately held company, and working in the software business will help me in facing some of the challenges here at New World Pasta. I’m looking forward to the challenges and more importantly, I’m excited about the opportunities, especially to be working again with Wynn and Larry and such a talented team here at New World.

Some of those opportunities I see here in my short tenure are that we have strong leverageable, well-recognized brands with leadership positions led by Ronzoni, San Giorgio, Prince, American Beauty, and others. Our brands are a significant product point of difference which gives us a compelling, competitive advantage.

Our heritage is in branded dry pasta which has a price premium and is the most profitable. We need to continue to optimize our manufacturing capacity first in the branded area and then aggressively pursuing incremental profitable opportunities.

We can drive demand creation with our powerful brands, product innovation, sales opportunities and a more favorable product sales mix.

Also, as we move forward, we will need to

continually renew our focus on cost reductions and working capital improvement. These savings are not only to support our bottom line but also to be used as investments to drive the top-line. Peter will be talking about some of those cost reductions and improving our cost structure, but again, this needs to be a continuous renewal process.

Turning to our financial statements, to date we have substantially completed our 2002 annual and quarterly financials. We knew there was a lot of work to be done, but our objective has always been accuracy and thoroughness. We now have begun the review of the second half of 2001. We believe at this time that the start of the reporting issues began with the integration of Borden, which began in July of 2001 and the installation of the enterprise software system. We, along with KPMG’s concurrence, believe it is therefore important to look back at the second half of 2001. We have recently asked our banks for an additional 30 days to finalize the timeline on completing the review, and we are optimistic that they will grant the additional time.

I am disappointed that I’m unable to share financial numbers with you today. However, I remain committed to preparing our financial statements with accuracy and thoroughness. I think it is important to reiterate that, in order for us to share numbers with you with confidence, it is important that a full review be completed or substantially complete.

On the enterprise software project, we have and continue to make substantial progress on post-implementation issues. All of the core ERP applications are stable and operating as expected. We have confidence in our reporting information, especially inventory and business transactions. We have addressed key hardware issues through reconfiguration and, in some cases, the purchase of additional hardware.

The last area I’d like to comment on is our capital structure. As of today, we have $260 million of senior secured debt consisting of bank debt of $139 million and second secured term loan debt of $120 million, with a noncash coupon, funded by affiliates of JLL, our majority shareholder. This funding has been used to fund the Borden acquisition and integration and our operating activities. As you know, on December 2nd, 2002, the company entered into an amendment to its credit agreement to add a new tranche of secured multiple term loans in the aggregate amount up to $60 million, called term loan E.

At December 31st, 2002, the term loan E had been funded to $10 million. The amount of term loan E funded to date is approximately $45 million. We are in discussions with JLL on a regular basis. They are very supportive of our company and we believe JLL’s intent is to continue funding the company on an as-needed basis, but no assurances can be given that we will receive these funds.

So, in summary, I am pleased with what I have seen. I think the team has made substantial progress in some of the major challenges we face. I am looking forward to contributing and resolving and closing these issues. And lastly, we remain confident in our brands, our business, and our people.

With that, I’d like to turn it over to Pete.

MR. COTTER: Thanks, Ed.

First, I want to give you a brief summary of my background. It consists of four and a half years of public accounting experience with Price Waterhouse, three years as a manufacturing controller, 15  1/2 years as senior operational management. This includes several major operational restructurings, turn-arounds, and acquisition integrations. My most recent assignments include for the period 1992 to 2000 with Kaydon Corporation, a New York Stock Exchange-listed company. The bulk of my time there was as VP of operations, bearings division.

From 2001 to November of 2002, I was at Motor Coach Industries where I was VP and general manager of the service parts division. Motor Coach is owned by JLL. During that time I completed an overhaul of the business. This included installation of a best-in-class demand-based forecasting and inventory management system, putting in place third-party warehouse and logistics outsourcing contracts at lower costs, a significant reduction of overhead, including new senior management, a doubling of EBITDA in 18 months. The critical fill rates improved in six months from the mid-’80s to the mid-’90s.

In mid-November of 2002, JLL asked me to assist New World with some of their supply chain issues. In December of 2002, I became New World’s president and COO. The most pressing operational issue was less than optimum order fill rates.

On an operational basis, the Borden integration and enterprise system start-up problems created forecasting and production scheduling issues. Fill rates in 2002 were in the low 80s to mid-90s. These have now improved to 97 to 99 percent in the last three months.

More importantly, we believe the tools and daily disciplines now are in place to keep fill rates in this same 97 to 99 percent range.

In addition, in the last several months at New World, we have initiated costs and operational improvement projects which include cartoning, where we negotiated a 25 percent savings on cartoning materials on an annualized basis. We have reviewed our distribution network and will reduce the number of warehouses from eight in 2002 to three by August of this year. We have moved expensive outside co-pack production in-house. Production headcount has been trimmed by 10 percent. We are looking to achieve freight savings of 10 percent plus, to come from newly negotiated freight rates and reduced redeployment through improved forecasting.

All in all, we see significant opportunities to help us achieve overall company goals through supply chain enhancements and cost efficiencies.

With that, I’ll turn it over to Wynn.

MR. WILLARD: Thank you, Pete.

I’ll just say, in summary, our view of the future is optimistic, though tempered by a realistic assessment of the obstacles that we have to overcome. We arrive every day anxious to compete vigorously and win. In closing, we have a strong business franchise with leadership brands and upside potential. We have opportunities in both cost reductions and demand creations, and we’re constructing a talented team to capture the opportunities open to us. I want to thank you in advance for your continued support.

And with that, we will now take your questions.

UNIDENTIFIED SPEAKER: Thank you, sir.

First question comes from Karen Eldridge. Couple questions. As you have been undergoing all of this, has there been any damage to customer relations, particularly with your new food service accounts or Wal-Mart accounts?

COMPANY: Our customer relations have held up exceedingly well. You mentioned Wal-Mart in particular, and I would tell you that our relationship there continues very strong. Food service is a much more diverse channel, as you know. But I’m unaware of any instances where we have irreparably damaged our relationship.

QUESTION: From what you said, piecing

together, kind of sounds like you guys were actually using co-packing in order to meet your service levels. Is that correct?

COMPANY: That is correct in 2002, and it was also due to some of the forecasting problems caused by the new software system.

QUESTION: It was under forecasting what you needed to meet manufacturing?

COMPANY: That’s part of it, and so, as a result, they went on the outside to buy the product and since we now—the forecasting system is operating properly. We have moved that production in-house.

QUESTION: With the plant closures that were completed, was it cut too far? Is that the issue? What is your current utilization rate? And do you need to add capacity?

COMPANY: As we look to the forecast to the second half of the year, we will be at approximately 80 percent utilization.

QUESTION: With no co-packing being used?

COMPANY: That’s with no co-packing being used.

QUESTION: From your assessment now—

in your early assessment of the company, one concern that had always been raised with New World Pasta was the age of its plants, particularly relative to an AIPC. In your assessment, are you competitive with your current manufacturing layout?

COMPANY: I think the key there is I don’t know if we can make it a clear comparison to AIPC, but the bottom line is the plants are functioning well. They were well maintained. And so, yes, I believe they’re going to form the backbone for the company going forward.

QUESTION: As we look at the elevated debt levels, can we hopefully make the assumption that some of that is working capital that should start to come down, or has that been a cash flow burden?

COMPANY: Getting into the financial numbers, I think at this time, until we complete the review or it is substantially completed, we’re probably best not sharing those numbers with you at the present time.

QUESTION: Can you—do you have the sense that you can bring that down, those numbers down?

COMPANY: I think certainly our hope would be that we would improve our working capital and use that money to certainly fund operations.

QUESTION: Thank you very much.

THE OPERATOR: Thank you, ma’am.

Your next question is from Philip Brendell.

QUESTION: Hi, folks.

I guess I have a few questions here, but my first one is, it’s been eight or nine months since you guys went into hiatus, and I found that really disturbing. In this time of corporate governance where obviously we have issues that there hasn’t been more of an effort to publish financials here, we have bonds that are trading now, I think, in the 20s or 30s, and it’s of utmost concern here that we’re not getting any kind of financial guidance, and I just like to first off express my disgust with that, and then I want to hear what you guys are doing in the future to kind of take care of it.

COMPANY: Obviously we’re very conscious of our need to publish our financials, and within our organization it is of the highest priority right now. We’re continuing to work closely with the auditors, and again our objective is to do this thoroughly and accurately.

To date with the auditors, we have not had any major disagreements. It is just going through the process to make sure that the financials are completed accurately.

QUESTION: Are there simple numbers like cash on the balance sheet that you could share with us?

COMPANY: Until we’re substantially complete with the review and reviewing the second half of 2001, I cannot share those numbers with you with confidence. I think it’s in the best interest of everybody to wait until that review is complete.

QUESTION: Here you have a public forum. It’s a simple question. It’s a number I’m sure you’re all aware of. I’m sure your banks are well aware. I think it’s wrong that you have senior secured lenders who probably have been seeing a lot of this information, and quite honestly a lot of that information goes to the senior secured group, and I wouldn’t be surprised if some of them are bondholders as well and they have access to that information, whereas guys like me who are just public bondholders aren’t seeing that.

COMPANY: In the overview we had shared with you our capital structure about where we were with term loan E and the total basket.

QUESTION: With regards to term loan E, that’s $45 million. Did any of that go to pay down previous bank debt?

COMPANY: No, it did not.

QUESTION: All just for working capital and operating cash needs?

COMPANY: That’s correct.

QUESTION: Okay. Just one simple question. Are you guys planning on paying the coupon in August?

COMPANY: Yes, we are.

QUESTION: Thanks.

THE OPERATOR: Thank you, sir.

Your next question is from John DeAngelo.

QUESTION: Good afternoon. Some of my questions have been answered. I guess just a point of clarification.

The term loan E, there’s 60 million available, 45 outstanding. So 60 million total. So I guess I come down to we’re at 15 million currently available.

COMPANY: That is correct.

QUESTION: My other questions have been answered.

THE OPERATOR: Thank you, sir. Your next question is from (inaudible).

QUESTION: Just a couple quick questions

here.

You talk about your service level today. You talked about your customer situation. But how bad do service levels get and where do they currently stand?

COMPANY: Service levels for 2002 were in the low 80 percent range to the mid-90’s, and the last three months they have ranged from 97 to 99. More importantly, as I mentioned earlier, we have the tools and the daily disciplines in place to keep them in that range where they should be.

QUESTION: Can you talk about any potential noncore assets that you guys can look to sell here going forward?

COMPANY: I think as we continue the Borden integration plan and all the assets we’re constantly looking at that, at the present time there’s no major assets that we’re looking at. But again, they are always constantly under review.

QUESTION: We heard of some pretty serious union problems at your St. Louis plant. Can you comment on the status of your St. Louis plant, where utilization rates are at that plant, and give us an update as to union relations there?

COMPANY: I don’t know where you heard

that rumor, but our relations there are fine. We haven’t had any problems since I came on board in November.

QUESTION: Thanks.

THE OPERATOR: Thank you, sir.

Your next question from Michael Rosenthal.

QUESTION: Good afternoon. I guess you’re not really willing to go into too much on liquidity. Would you say that currently you’re generating cash enough to meet obligations, or are you still dipping into the E?

COMPANY: Earlier in the call we had provided our sources of cash financing. JLL continues to be very supportive of the company. We believe they’re very interested in continuing to fund the company on an as-needed basis, and again, at this time, till the review is substantially complete, we feel it inappropriate to comment about our financials on a piecemeal basis.

QUESTION: I guess back to someone else’s comment, though, that seems like a pretty simple question, irrespective of the review. Are you generating cash to meet obligations or do you need to dip into financing?

COMPANY: As I mentioned, we are

looking—we looked at the term loan to date. We have used $45 million of the term loan, term E loan.

QUESTION: Would you think that, by the time August comes around you will have exhausted that?

COMPANY: Well, at this point, with where we are, I find it difficult to speculate on where we would be. Again, I think it would cause us to really start commenting in a piecemeal fashion. At such point that we really get through this substantial review, we look forward to sharing our financial information with you.

QUESTION: On a separate note, you said that the relationship with Wal-Mart has held up well. Could you go into more detail on your shipments, whether you’re still shipping multiple SKUs to them and if you’re still in nationwide shipments to them?

COMPANY: Yes, we are. Our business in the mass merchandiser channel where Wal-Mart is the largest player is strong through 2002 to date. In 2003 our business has experienced significant growth. Wal-Mart, as you know, no longer reports scanner data but household panel data confirms our branded store leadership and share growth in the channel for 2002. We believe that we continue to outpace the category in 2003 as well.

QUESTION: Thank you.

COMPANY: I want to add that earlier I think we were asked a question about potential sales of assets. We do have two closed plants, one in Lethbridge, Canada, and one in Louisville, that the company has closed and is in the process of looking for buyers.

THE OPERATOR: You have another question from Ms. Karen Eldridge.

QUESTION: As I look at the capital structure update going from the numbers you gave, when you throw everything in, the bonds, the note that was used to finance the Borden acquisition, I’m getting to total debt number of 415 million. Does that come out about right?

COMPANY: That’s very close, yes.

QUESTION: Can you give us some color on the competitive landscape as you made these adjustments to your (inaudible), what kind of pricing are you seeing?

COMPANY: Our price decrease was announced on May 23rd. The invoice reduction took place on June 9th. And as a result, we have seen no competitive reaction yet, chiefly because we have not seen our own prices change in retail yet. We had one customer lead the pack last week and change prices. We expect others to begin changing prices beginning next week, and we expect many of our top customers to enact the shelf price decrease beginning July 1st.

QUESTION: You haven’t seen Borden—not Borden—AIPC take down their pricing in reaction to yours?

COMPANY: Our pricing has yet to really hit retail, as I just recounted. So we have not seen anything as of yet.

QUESTION: Thank you.

THE OPERATOR: Your next question from Helen Cosaka.

QUESTION: Yes. Hi.

I just want to start out with a little bit of a question regarding AIPC. They have been publicly saying they (inaudible) taking business away from their competitors. Wal-Mart in general. Does that mean that I should interpret that you’re losing business in other places to AIPC?

COMPANY: Ultimately I think you would

pose the question to AIPC to substantiate their claims. Our business for this year, we are playing out our own game plan. We believe that we can be successful in the marketplace, and I have no doubt that there’s room for more than one player to be successful in the market.

QUESTION: All right. Does that mean that you’re experiencing margin pressure?

COMPANY: Well, as I mentioned earlier, with our new product efforts, we believe that we will enhance our mix going forward. Any margin pressures on an ongoing basis would be a result of component cost escalation, netted back for our broad scale and effective cost reduction projects to drive costs back down and hold margins flat or ideally increasing.

QUESTION: Is it possible to comment on the two different businesses—essentially the Borden and Hershey businesses—and how are those performing in the current market conditions?

COMPANY: We really view it as one business at this point.

QUESTION: I was under the impression that each business has a different margin and profitability level. That’s sort of why I’m asking this question.

COMPANY: Part of our pricing simplification that I mentioned will have our brands priced consistently on a go-forward basis. So the price realization for each brand for like items would be very similar going forward.

QUESTION: Does that mean that Borden comes up or does Hershey come down in terms of the margins?

COMPANY: I think as we sit here today and look at our financials and start to pull through the review process, we need to complete that review and better comment on that.

QUESTION: Okay. I also would like to clarify if possible on the secured debt, has the revolver been fully drawn at this point and is it at 16 or is it at 20 million?

COMPANY: The revolver right now is $16 million.

QUESTION: Does that mean there’s four available?

COMPANY: No, there’s not.

QUESTION: My last question is on the timing of the release of the financials. It’s my understanding that you only have a waiver granted by the noteholder group through the end of May. That would probably put you in some sort of default by the end of June. Are you going to be able to get an extension?

COMPANY: As you know, we do have a waiver from our banks through the end of June, and on the bond side, what you’re asking, I think, requires a fairly technical reading of our bond indenture which we don’t think it makes sense to get into here today.

QUESTION: I’m sorry. I was under the assumption that you actually did have to obtain a waiver from the bond side.

COMPANY: Again, I think that gets into a fairly technical and in some cases arcane discussion of our indenture.

QUESTION: Let’s not get into that. Can you just tell me what your explanation is?

COMPANY: I think I just did that.

QUESTION: Let me try to see if I can paraphrase it. Are you saying that you’re not in default with the bond group? And are you also saying that you will not meet and require an additional extension?

COMPANY: I’m saying that we are in discussions with many of our bondholders and many of our bondholders are in great support of our company and any sort of discussion as to whether there’s a default or nondefault is a very, very technical or what I will call arcane discussion of developments or points in the indenture itself, which we don’t think it makes sense to review today.

QUESTION: Okay. Terrific. Thanks so much.

THE OPERATOR: Thank you, ma’am. I’d like to remind the presenters that there are 15 minutes left on today’s conference.

Next question is from Richard Wisely.

QUESTION: Follow-up to that question on the bondholders, are you going to be engaging in the bondholders’ group in terms of seeking an extension of the waiver?

COMPANY: We’re in discussions with many of our bondholders.

QUESTION: But specifically, I mean, none of the bond indenture as of now since the waiver has expired. Bondholders can give you notice of a default which would start clicking the 30 days.

Do you have a plan to deal with bondholders?

COMPANY: As I said, as we go forward we

will be in discussion with the bondholders and we will make the appropriate plans as we need to. We do understand that and hope that our bondholders understand our situation. They do recognize that we’re proactively addressing our business issues, and we hope that they will provide us, as our banks are doing, with the time that we need to work through our issues. Certainly we’re current with our interest to our bondholders, and I think our bondholders understand that any other action at this point is counterproductive to the interests of the company and the bondholders.

QUESTION: But as somebody previously expressed, in terms of flying without financials for nine months does get a little taxing, especially when bonds are quoted in the 20s and there’s no liquidity. Is your company going to be reaching out to the bondholders and proactively soliciting them?

COMPANY: We are doing that as we speak, reaching out and talking to our bondholders.

QUESTION: If you could just clarify for me. As I understood it, you put in place a price reduction to pass along basically cost increases that never materialized both on the wheat side and the paper pricing. Is that a reaction to a decrease in market share? I would think, given the company’s financial position, you would want to increase margin as much as possible.

COMPANY: It’s a reaction to reading the marketplace and what it takes to be competitive and what we know to be a very competitive category.

QUESTION: What currently is your market share?

COMPANY: Our market share stands in the grocery channel at over 30 percent year-to-date.

QUESTION: And what is that on a year-over-year basis?

COMPANY: It’s virtually flat. About two-tenths of one share point down versus a year ago.

QUESTION: The price reduction you’re saying is not an effort to increase market share?

COMPANY: The price reduction is an effort to remain competitive. In some cases I’m sure it will result in a market share increase. In other cases it will allow us to hold even.

QUESTION: On the term loan which you said has 15 million available, 45 extended, and it’s up to 60 million, are there any limits on your ability to call in that 15 million?

COMPANY: I believe there are no limits. Again, I’d have to go back and review things, but at this time I believe there are no limits to that.

QUESTION: As I understood it, your bank waiver goes through the end of June. Is that correct?

COMPANY: Yes.

QUESTION: That’s for filing of the financials. Given the fact that that’s one week away, are you in progress that you will have financials within the next week?

COMPANY: As we mentioned, we asked the bank for an additional 30 days to develop a timeline as to when we could have those financials complete for 2002 where we made substantial progress and then the second half of ‘01.

QUESTION: That means we’re pushing it to July 31st, then?

COMPANY: Yes.

QUESTION: That’s just for discussions of a time frame?

COMPANY: We will develop a definitive timeline on when we will have those complete.

QUESTION: What you’re saying is it is unlikely they will be ready by July 31st?

COMPANY: That’s correct.

QUESTION: I just need to reemphasize again that I think it’s imperative that you reach out strongly to the bondholders to come to an agreement with them as well.

COMPANY: Thank you.

THE OPERATOR: Your next question is from John Brown.

QUESTION: Hello. Most of my questions were answered, but one question I had was you mentioned that you were about 80 percent capacity. There obviously is some excess industry capacity out there. Is there any thought that there’s some cost savings through plant closings that you might consider to improve your capacity utilization rate?

COMPANY: We’re always looking at different ways to assess our capacity. That’s a possibility, but there’s been no decision made on that.

QUESTION: One last question in terms of demand creation. You can hardly pick up a paper these days without hearing about the Atkins diet. Anybody in the industry going to do something about that? Is there going to be like the beef people did or the milk people did, are you going to do something to respond to the

Atkins diet program on an industry basis?

COMPANY: The industry has recently convened and discussed the Atkins diet and general trends and is formulating a program that then they will seek to gain agreement and funding to push back on some of the PR that you hear regarding carbohydrates and whether they are good or bad in people’s diets.

QUESTION: Any timeline when we might actually see something out there?

COMPANY: I don’t have any timeline that is definite at this point.

QUESTION: Thank you.

THE OPERATOR: Your next question is from Marty Murray.

QUESTION: Hi. This is Marty Murray. I just wanted to clarify a couple of things on your reporting the financials. You said that July 30 is the date by which you’re looking to get an extension from the bank so you can give them a timeline on the delivery of the ‘02 and ‘01 financials.

COMPANY: Just to be clear, we’re asking for an additional 30 days which would put us in the July 30 timeline.

QUESTION: What about the ‘03 financials?

COMPANY: Our plan is once we wrap up ‘01 and ‘02 is follow with our quarters in ‘03.

QUESTION: And just in terms of trying to get a handle of what the cash flow generating ability of this company might be, are these revisions that are going to be made to the financials more of kind of a picayune variety and that’s why it’s taking so long, but at the end of the day the actual adjustment may not be that great, or do you expect that these adjustments are going to be more than, say, a 10 percent adjustment to your cash flow?

COMPANY: To your question which really has two parts. I think it would be really inappropriate to comment on the financials at this time. I certainly understand your concern in wanting to get a better understanding, but it would be inappropriate until we get a complete review.

QUESTION: Is there anything that one can look to try to get a sense of the cash flow generating ability of the company? You look at 2000 as a base and then maybe talk about changes in the business since then? Or something to jut give people a feel in the interim since we’re probably talking about not really having financials until the third quarter maybe, or maybe even later than that, as to what the cash flow generating capabilities of the company is.

COMPANY: As we sit here, again, because of the financial situation and not having completed the review, I don’t think it would be appropriate to really comment on that. In the earlier part of the conversation I did talk about our capital structure, and one could infer from that what our cash needs have been through 2003.

QUESTION: Looking at those numbers, it looks like you’ve used about $35 million of cash. Are you saying, then, that you’re cash flow negative from operations?

COMPANY: Again, to date JLL has funded us through their term E loans. That loan is about $45 million to date. We talk to JLL on a regular basis about this and they’re very supportive of the company. And we believe they’re very interested in continuing to fund the company as we go forward.

QUESTION: I understand. Thank you.

THE OPERATOR: Your next question is from Carol (inaudible).

UNIDENTIFIED SPEAKER: Most of my questions have been answered, but one that you appear unwilling to answer somewhat baffles me. We are a current bondholder and I really was hoping that you could clarify whether or not the company is currently in default under the high-yield bond indenture, given that the May 31st deadline was missed, because that is my understanding and we really haven’t had much of a discussion on you guys in terms of what you’re planning to do in terms of seeking an additional waiver.

COMPANY: We are in discussion with the trustee and we have tried to reach out to many of the bondholders, and if we haven’t been able to speak to you, then we will try to do so. But again, I think for purposes of this call, sort of a definitional reading through the indenture just doesn’t make sense.

UNIDENTIFIED SPEAKER: We look forward to it.

THE OPERATOR: Thank you. Your next question is from Philip Brendell.

QUESTION: Hi, guys. I guess this is to the folks who joined the new management team recently. When you join a new company, presumably you’re optimistic about the company’s prospects, etcetera. I’m just kind of—where do you guys think this company is going to position itself? I know AIPC is probably trading about nine and a half, ten times EBITDA. Do you guys see yourselves with that kind of multiple at the end of the day?

And then also in terms of EBITDA margins, do you have any targets in mind to try and get what you guys thought when you took a look at the company when you first joined and then now that you have been there a little bit?

COMPANY: Maybe I will comment first. Again, to the financials, I think as we go forward, that’s something that really does need to be determined and looked at.

But to the first part of your question, certainly for me on a personal basis one of the things that attracted me was, No. 1, to work with Wynn again and the team here at New World Pasta.

No. 2 is the quality of the brands that we have and the value of those brands and the margin and price premium that one can earn with those brands. So that’s clearly what attracted me to it.

To the second part of it, I think at this time it would just be speculation on our part and something that wouldn’t be appropriate to comment on now. EBITDA margins. Obviously, multiples rise and fall with more than just the performance of the individual company. We’ll determine as we go forward what we believe we are capable of, but clearly we’ll set a very high benchmark for this company and drive hard on all performance fronts, whether it’s demand creation, cost savings, and the interplay of the two that can produce even more funding for demand creation. We will work all of that very hard to ensure that we aren’t leaving anything on the table.

QUESTION: The second question goes to, I guess, the bonds. Is the company currently buying bonds or is it capable of, and if it was, would it have to disclose that?

COMPANY: The company at the present time is not buying bonds.

QUESTION: Would it have to disclose it?

COMPANY: There are a lot of issues regarding disclosure.

COMPANY: The company is not buying bonds at this point.

QUESTION: Thanks a lot.

THE OPERATOR: Your next question is from Brian Sullivan.

QUESTION: Hello. I was wondering,

without financials, how do you manage the business? How do you know what’s going on?

COMPANY: I think a couple things. No. 1 is the financial statements are an historical point in time. So I think that’s one perspective.

QUESTION: Getting to other people’s questions, you must have some indication of what the cash generating ability is.

COMPANY: Clearly we do. We are looking at our cash flows, our cash needs in a very short period of time to manage the business to make sure that we’re keeping our suppliers up-to-date, which we are.

QUESTION: You must have an idea of what margins are because that’s how you’re going to drive your pricing and stuff like that. Right?

COMPANY: I think pricing becomes a broader thing and that’s why we looked at pricing. I think pricing becomes a competitive issue. Shelf prices and price gaps versus competition.

QUESTION: I guess the question is why not share kind of broad indications with the bondholders?

COMPANY: Again, because at this time of where we are in this review process, until we substantially complete the review, we don’t feel it appropriate at this time.

QUESTION: So margins might be 5 percent, they might be 20 percent, and we should just sort of guess?

COMPANY: Well, I don’t think I really can comment on—

QUESTION: Even that’s too broad to comment on.

COMPANY: What we have said is that we have not completed our financial statements. That includes 2003. So to provide you piecemeal information for 2003 financials without providing complete statements, as we have stated a number of times today, we don’t believe is the best course of action.

QUESTION: Why?

COMPANY: We really can’t—

QUESTION: You can’t tell me why you think it. I understand you think it. That’s fine. You’re not going to tell me. What causes you to get there?

COMPANY: We really can’t make projections. We’re not prepared to share the information with the public.

QUESTION: Fair enough. Thanks.

THE OPERATOR: Your next question comes from (inaudible).

UNIDENTIFIED SPEAKER: I was wondering what the difference in treatment has been towards New World from their suppliers. Obviously they’re just as blind, I assume, about your operating performance, and how comfortable are they in terms of extending terms to you, and are you paying cash in advance or can you make any comment between terms from, say, November to where they are today?

COMPANY: As far as our suppliers go, no, we’re not cash in advance. Does that mean there are not one or two small suppliers out there that are requiring that? Possibly. But we have received great support from our vendors and suppliers. Our payments to them really do fall within normal boundaries and so are within terms. I think in the last five months we have made progress in that area in keeping them very current.

UNIDENTIFIED SPEAKER: You can’t probably provide me any more detail in terms of what change has taken place from November to now, whether you’re paying in 20 days versus 10 days now?

COMPANY: We certainly have improved that, and they’re all within the normal boundary of terms.

UNIDENTIFIED SPEAKER: Thank you.

THE OPERATOR: Your next question is from (inaudible).

UNIDENTIFIED SPEAKER: Just a follow-up question in response to my question, as well as somebody else, in terms of the bondholders. You said you had been reaching out. I thought you said you had been going out through the indenture trustee. Can you comment how you’re reaching out to bondholders, because I know we have not been contacted?

COMPANY: To the extent that we have had communications from the bondholders that we know of that hold the bonds, we have been trying to talk to them as we go through this.

UNIDENTIFIED SPEAKER: Is that the plan is to sit back passively and wait for them to contact you instead of—quite honestly, I was expecting today to be a meaningful discussion with the bondholders in terms of how you were going to be looking to deal with us going forward.

COMPANY: As we talked about a little bit, the bondholders that we have talked to recognize a couple things. No. 1, again, I think I mentioned this, that we are current with our interest, we’re working through our issues, we’re communicating as much as we can as soon as we can do that.

I think one of the most important things for everyone to recognize, and especially bondholders, the company does have the support of JLL, including financial support. JLL has clearly demonstrated interest in continuing that support. And at this point we believe it prudent for everyone, including the bondholders, to sort of let us work through these problems. Any other action we believe is counterproductive to the company and to the bondholders.

UNIDENTIFIED SPEAKER: But similarly, you have extended your waiver with the banks and you’re asking for another 30 days. The waiver with the bondholders has expired. What do you plan on doing vis-a-vis instituting another waiver? You’re asking for time, but I don’t think you’re really offering anything to the bondholders.

COMPANY: I bear the risk of repeating myself here, but as I have said, any other action by the bondholders other than give us the time to work through this is counterproductive to everyone’s interests, including the bondholders.

COMPANY: We don’t have an event of default under

the indenture right now. Bondholders have not given notice. And as Ed said earlier, we intend to pay the coupon. That’s what we’re doing as we work through our issue.

UNIDENTIFIED SPEAKER: You’re not in default now. It’s an action where bondholders’ percentage give you notice and you have 30 days to respond and it becomes an event of default. Correct?

COMPANY: Right.

UNIDENTIFIED SPEAKER: Taking it from there, the bondholders have a right. When you floated the bonds, there was an obligation to provide financials. We’re now flying blindly in the past nine months without financials. It sounds like we will be lucky to get them by the third quarter. That’s well over a year. I think in terms of getting a waiver, if you’re looking for bondholder understanding and want to work with them, I think it’s important to getting in place a meaningful discussion with bondholders towards putting a waiver in place similar to what you’re doing with the banks and to proactively reach out to the bondholders instead of waiting for them to contact you.

COMPANY: We understand what you’re saying. You’re making a good point. We will certainly take that under consideration.

UNIDENTIFIED SPEAKER: Thank you.

THE OPERATOR: Your last question is from Philip Brendell.

QUESTION: Some follow-up questions. In terms of JLL’s term loans versus the rest of the bank group, are they pari passu or is there some special arrangement there?

COMPANY: Could you repeat the question, please? I didn’t catch your phrase.

QUESTION: JLL term loans—I guess that’s C, D, and E—are they pari passu with the rest of the bank group?

COMPANY: No. They’re subordinated.

QUESTION: They are subordinated.

I guess addressing some of the issues that were brought up before, bondholders love getting their coupons paid. At the same time, however, if we’re getting diluted by debt being put in front of us by the same guy that is controlling the company, that doesn’t necessarily make us feel comfortable knowing that they might have ulterior motives. And it goes back to my purchase-of-bonds question. Keeping the company in the dark and letting the bonds travel to the 20s and 30s level, I don’t know if you guys can tell us. I don’t know if JLL Pasta might be accumulating our bonds. I’m not selling mine. But I’m just saying that the kind of games that might be played here really sort of force the issue. You guys should be publicly disclosing your financials so that we’re all on the same playing field.

COMPANY: We absolutely agree that we need to publish our financials as soon as we possibly can. I can assure you we’re working towards that goal with all resources available to us. But again, I think as Ed said a couple times now, the objective is accuracy, it’s thoroughness. It can’t be speed. It has to be accuracy and thoroughness. And we will publish them as soon as we possibly can.

QUESTION: There’s a fine balance between—even WorldCom published some financials sooner than you guys.

Cary, I left my number for you on your voice machine. I’m a bondholder. I never got a call. To the extent I don’t want my phone number to show up in an 8-K tomorrow, I will give you another call outside this conference call.

Thank you, guys, for answering all our questions.

THE OPERATOR: There are no further questions at this time. I’ll turn it back to you for any closing remarks.

COMPANY: Thank you. We appreciate the opportunity to have a dialog with you today. We do believe that the bondholders need to recognize we’re current with the interest, we are working through our issues, we’re communicating as much as we can. We have heard the requests from many of you today. The company does have the support of JLL, including financial support, and they have demonstrated an interest in continuing with support. We also believe, as Cary has stated, that any other action at this point would be counterproductive to the interests of both the companies and our bondholders.

So, again, we thank you for the opportunity to communicate. We will be working diligently to produce our financial statements to enable us to communicate with you again.

Thank you.

THE OPERATOR: Thank you, sir. Thank you, ladies and gentlemen. This brings your conference call to a close.

(The teleconference was concluded at 5:17 p.m.)

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